EXHIBIT 4.1

DESCRIPTION OF COMMON STOCK

Horizon Bancorp, Inc. (“Horizon,” “Company,” “us,” “we,” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have registered our common stock, no par value (the “common stock”).

The following summary description sets forth some of the general terms and provisions of the common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the common stock, you should refer to the provisions of our Amended and Restated Articles of Incorporation (“Articles”) and our Amended and Restated Bylaws (“Bylaws”), each of which is an exhibit to the Annual Report on Form 10–K, as well as the provisions of the Indiana Business Corporation Law (the “IBCL”).

General

Under our Articles of Incorporation, we are authorized to issue up to 99,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding.

Dividends

Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for their payment. Horizon’s ability to pay dividends is subject to statutory restrictions in the IBCL and in banking regulations, including certain regulations impacting Horizon Bank’s ability to pay dividends to Horizon (in order to fund Horizon’s dividends or to be used for other purposes).

Horizon has no issued and outstanding shares of preferred stock that take preference in dividend distributions over shares of common stock.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights.

Generally, a matter submitted for stockholder action shall be approved if the votes cast “for” the matter exceed the votes cast “against” such matter, unless a greater or different vote is required by statute, any applicable law, the rights of any authorized class of stock, or the Company’s Articles or Bylaws. With respect to the election of directors, directors will be elected by a plurality of the votes cast, which means that the director nominees who receive the highest number of shares of common stock voted “for” their election are elected.

No Preemptive, Redemption or Conversion Rights; No Sinking Funds

The common stock is not redeemable, is not subject to sinking fund provisions, does not have any conversion rights and is not subject to call. The shares of common stock currently outstanding are fully paid and nonassessable. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of our common stock.

Rights Upon Liquidation

In the event of the Company’s voluntary or involuntary liquidation, dissolution, or winding–up, the holders of shares of Horizon common stock are entitled to receive a ratable share of any assets available for distribution after the payment of, or provision for, payment of Horizon’s debts and other liabilities and of all shares having priority over the common stock. Horizon presently has no issued and outstanding shares of preferred stock that take preference in liquidation distributions over its shares of common stock.

Preferred Stock

Our board of directors is authorized, without further action by our stockholders, to issue up to 1,000,000 shares of preferred stock, in one or more series, and to fix the preferences, limitations and relative voting and other rights of each series. The issuance of preferred stock could impede the completion of a merger, tender offer or other takeover attempt. Horizon presently has no issued and outstanding shares of preferred stock.

Other Provisions of Our Articles and Bylaws or the IBCL That May Have Anti–Takeover Effects

Directors. Certain provisions in our Articles and Bylaws may impede changes to the members of the board of directors. Our Bylaws state that the Horizon board of directors will be composed of 5 to 15 members, with the actual number being set by resolution of the board. Currently, the number of directors is set at 11 members. The Articles divide the board members into three classes, with directors in each class elected for staggered three–year terms. As a result, it would take two annual elections to replace a majority of the Horizon board. Also under the Articles, any director may be removed, with or without cause, by the affirmative vote of the holders of 70% of the outstanding shares of Horizon’s capital stock entitled to vote on the election of directors. Any director may also be removed with cause by the affirmative vote of (i) the holders of a majority of all the outstanding shares of capital stock entitled to vote on the election of directors, or (ii) two–thirds or more of the other directors.

The Bylaws provide that any vacancy occurring in the Horizon board, including a vacancy created by resignation, death, incapacity, or an increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. No decrease in the number of directors can have the effect of shortening the term of any incumbent director. The Bylaws also impose certain notice requirements in connection with the nomination by shareholders of candidates for election to the board of directors, and for proposals by stockholders of business to be transacted at a meeting of stockholders.

Restrictions on Call of Special Meetings. The Horizon Bylaws state that special stockholders’ meetings may be called by the Chairman, the President, or at the request in writing of a majority of the directors, by the Secretary.

Evaluation of Offers. The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, the communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. In addition to these factors, Horizon’s Articles provide that the Horizon board, when evaluating a business combination or tender or exchange offer, in addition to considering the adequacy of the amount to be paid in connection with any such transactions, may also consider the following factors and any other factors that it deems relevant: (a) the social and economic effects of the transaction on Horizon and its subsidiaries, and each of their respective employees, depositors, loan and other customers, creditors, and other elements of the communities in which Horizon and its subsidiaries operate or are located; (b) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon Horizon and its subsidiaries and the other elements of the communities in which Horizon and its subsidiaries operate or are located; and (c) the competence, experience, and integrity of the acquiring person or persons and its or their management.

Procedures for Certain Business Combinations. The Horizon Articles require the affirmative vote of 70% of the outstanding shares of all classes of voting stock (reduced to 66⅔% under certain conditions), and an independent majority of shareholders, to approve certain business combinations with holders of more than 10% of Horizon’s voting shares or their affiliates.

Amendments to Articles and Bylaws. With certain exceptions, amendments to the Horizon Articles must be approved by a majority vote of the Horizon board of directors and also by a vote of stockholders in which more votes are cast in favor of the amendment than against the amendment. Additionally, the following provisions of the Horizon Articles may not be altered, amended or repealed without the affirmative vote of at least 70% of the outstanding shares of Horizon stock entitled to vote on such matter: (i) Section 6.3, which establishes a three–tier director class structure; and (ii) Section 6.4, regarding director removal.

The power to make, alter, amend or repeal a provision of the Bylaws is vested in both the board of directors and the holders of shares of common stock.